                                                                     Exhibit 12

Computation of Ratio of Earnings to Combined
Fixed Charges and Preferred Stock Dividends

                                                              Years Ended December 31,
                                                    --------------------------------------------
                                                      2001     2000     1999     1998     1997
                                                    -------- -------- -------- -------- --------
Net income before extraordinary item............... $ 65,299 $ 75,784 $ 92,695 $ 72,470 $ 70,199
Add:
   Portion of rents representative of the interest
     factor........................................      794      866      928      569      412
   Minority interests..............................    4,192    4,386    5,679    1,541      278
   Loss on equity investment in joint venture......      254      111       --       --       --
   Interest on indebtedness........................  144,379  156,040  153,748  106,238   79,004
                                                    -------- -------- -------- -------- --------
   Earnings........................................ $214,918 $237,187 $253,050 $180,818 $149,893
                                                    ======== ======== ======== ======== ========
Fixed charges and preferred stock dividend:
   Interest on indebtedness........................ $144,379 $156,040 $153,748 $106,238 $ 79,004
   Capitalized interest............................    2,925    3,650    5,153    3,360    2,634
   Portion of rents representative of the interest
     factor........................................      794      866      928      569      412
                                                    -------- -------- -------- -------- --------
   Fixed charges...................................  148,098  160,556  159,829  110,167   82,050
                                                    -------- -------- -------- -------- --------
Add:
   Preferred stock dividend........................   31,190   36,891   37,714   23,593   17,345
                                                    -------- -------- -------- -------- --------
Combined fixed charges and preferred stock dividend $179,288 $197,447 $197,543 $133,760 $ 99,395
                                                    ======== ======== ======== ======== ========
Ratio of earnings to fixed charges.................   1.45 x   1.48 x   1.58 x   1.64 x    1.83x
Ratio of earnings to combined fixed charges and
  preferred stock dividend.........................   1.20 x   1.20 x   1.28 x   1.35 x    1.51x

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